July 31, 2024

Jushi Holdings Inc. Refinances Existing 1st Lien Credit Facility with US$48.5 Million Term Loan – Strengthening Its Capital Structure with No Debt Maturities Until 2026
New Term Loan Refinances Existing 1st Lien Senior Secured Credit Facility
No Debt Maturities Until 2026
BOCA RATON, Fla., Jul. 31, 2024 (GLOBE NEWSWIRE) -- Jushi Holdings Inc. (“Jushi” or the “Company”) (CSE: JUSH) (OTCQX: JUSHF), a vertically integrated, multi-state cannabis operator, announced that it has completed the refinancing (the “Refinancing”) of its approximately US$53 million senior secured credit facility due December 31, 2024 (the “Existing 1st Lien Credit Facility”) through the issuance of a new US$48.5 million senior secured Term Loan (the “Term Loan”) and use of approximately US$7.4 million from cash on hand, which includes fees associated with the refinancing.
The Term Loan was issued at a 2.0% original issuance discount and bears an interest rate of 12.25% per annum, payable quarterly. The Term Loan amortizes at the rate of 2.5% per quarter beginning 12 months after the closing date and matures on the earlier of 30 months from the closing date or 91 days prior to the maturity of the Company’s existing Second Lien Notes due December 7, 2026. The Term Loan is guaranteed by certain current and future direct and indirect subsidiaries of the Company and secured by first priority liens on certain assets of the Company and certain of the Company’s direct and indirect subsidiaries.
Investors providing the Term Loan to the Company received five-year Warrants at 40% coverage and with an exercise price per share equal to US$1.00 (the “Warrants”). The Warrants were offered and sold in a private placement only to U.S. Accredited Investors and/or Qualified Institutional Buyers in reliance on the registration exemption provided by Rule 506(b) of Regulation D under the U.S. Securities Act and/or Section 4(a)(2) of the U.S. Securities Act of 1933, as amended (the “Securities Act”) and similar registration exemptions under applicable state securities or “blue sky” laws.

Following issuance of the Term Loan and the repayment of the existing 1st Lien Senior Secured Credit Facility, the Company has approximately $19 million of cash, cash equivalents and restricted cash as of July 31, 2024. This balance is net of debt principal payments of approximately $10.4 million since June 30, 2024, which includes $2.4 million for the July 1st regularly scheduled payment on the 1st lien credit facility, $4.3 million payment in connection with this refinancing resulting in a smaller term loan principal balance, as well as early prepayment of $3.6 million in principal promissory notes.
“The Refinancing strengthens Jushi’s balance sheet by continuing the Company’s commitment towards deleveraging and secures an attractive cost of capital amidst the current credit environment. We were able to attract new institutional lenders to our Term Loan which is a testament to our operational strength and suite of assets in key high-growth states which we believe will soon realize their full potential. Following this refinancing and including the early extinguishment of one of our acquisition-related promissory notes in early July, our short-term debt subject to scheduled repayments is less than US$1 million as of July 31, 2024. We remain focused to deliver value to our shareholders and are excited with the regulatory changes that we anticipate on both the state and federal levels,” said James Cacioppo, Chief Executive Officer, Chairman, and Founder of Jushi Holdings Inc. “We would also like to thank SunStream Bancorp Inc. for their support in Jushi since its financing of the Existing 1st Lien Credit Facility in October 2021.”
Term Loan Participation By James Cacioppo
An entity affiliated with James Cacioppo, Jushi's Chief Executive Officer, Chairman and Founder, participated in the Term Loan with a principal amount of US$9 million and received 3.6 million Warrants, and Denis Arsenault, Founder and significant equity holder of the Company, participated in the Term Loan with a principal amount of US$7 million and received 2.8 million Warrants.
Each of Mr. Cacioppo, as a director and officer of the Company, and Mr. Arsenault, who owned greater than 10% of the then issued and outstanding subordinate voting shares of the Company (the "Shares") on as converted basis (calculated in accordance with MI 61-101), were considered a related party of the Company under MI 61-101 at the time the Term Loan was completed. As a result, the Offering is considered a related party transaction under MI 61-101.
The Company relied on exemptions from the formal valuation and minority shareholder approval requirements provided under sections 5.5(a) and 5.7(1)(a) of MI 61-101 on the basis that participation in the Term Loan by Mr. Cacioppo and Mr. Arsenault did not exceed 25% of the fair market value of the Company's market capitalization at the time of the Term Loan. The Company did not file a material change report in respect of the related party transaction 21 days prior to the closing of the Term Loan as the details of the Refinancing had not been confirmed at that time. The Company deemed this circumstance reasonable in order to complete the Refinancing in an expeditious manner. The Refinancing was considered by a special committee of independent directors and the special committee recommended approval of the Refinancing to the board. The Refinancing was then considered and approved by the board (with Mr. Cacioppo abstaining).
The offering and sale of Warrants have not been and will not be registered under the Securities Act, or the laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Warrants in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.
Amendments to Indenture Facility and Approval of New Intercreditor Agreement

In connection with the Term Loan, the Company obtained consents from the requisite holders (the “Holders”) of the Company’s 12% Second Lien Notes (the “Notes”) to make certain amendments to the Company’s Trust Indenture, dated December 7, 2022 (the “Indenture”), pursuant to which the Notes were issued. The purpose of these amendments was to conform the Indenture to the Term Loan by removing from the Indenture all references to the agent and the documents associated for the Existing 1st Lien Credit Facility. Additionally, the requisite Holders consented to the entry of a new subordination and intercreditor agreement by and among the Company, the trustee of the Notes, the collateral agent for the Notes, and the agent for the Term Loan lenders.
Because an entity affiliated with James Cacioppo and Denis Arsenault participated in the Term Loan, the amendments to the Indenture were approved by the Holders of more than 50% of the aggregate principal amount of the outstanding Notes and by a majority of the aggregate principal amount of the outstanding Notes excluding Mr. Cacioppo and Mr. Arsenault in accordance with Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions.
ATB Capital Markets acted as financial advisor for the Refinancing.
Further details on the Term Loan and Warrants which will be filed under the Company’s profiles on SEDAR at www.sedar.com or EDGAR at www.sec.gov.
About Jushi Holdings Inc.
We are a vertically integrated cannabis company led by an industry-leading management team. Jushi is focused on building a multi-state portfolio of branded cannabis assets through opportunistic acquisitions, distressed workouts, and competitive applications. Jushi strives to maximize shareholder value while delivering high-quality products across all levels of the cannabis ecosystem. For more information, visit jushico.com or our social media channels, Instagram, Facebook, X and LinkedIn.

Forward-Looking Information and Statements

This press release may contain “forward-looking statements” and “forward‐looking information” within the meaning of applicable securities laws, including Canadian securities legislation and United States (“U.S.”) securities legislation (collectively, “forward-looking information”) which are based upon the Company’s current internal expectations, estimates, projections, assumptions and beliefs. All information, other than statements of historical facts, included in this report that address activities, events or developments that Jushi expects or anticipates will or may occur in the future constitutes forward‐looking information. Forward‐looking information is often identified by the words, “may”, “would”, “could”, “should”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect” or similar expressions and includes, among others, information regarding: future business strategy, competitive strengths, goals, expansion and growth of Jushi’s business, operations and plans, including new revenue streams, roll out of new operations, the implementation by Jushi of certain product lines, implementation of certain research and development, the application for additional licenses and the grant of licenses that will be or have been applied for, the expansion or construction of certain facilities, the reduction in the number of our employees, the expansion into additional U.S. markets, any potential future legalization of adult use and/or medical marijuana under U.S. federal law; the expectation of repayment of debt to de-lever our balance sheet; expectations of market size and growth in the U.S. and the states in which Jushi operates; expectations for other economic, business, regulatory and/or competitive factors related to Jushi or the cannabis industry generally; and other events or conditions that may occur in the future.

Readers are cautioned that forward‐looking information is not based on historical facts but instead is based on reasonable assumptions and estimates of the management of Jushi at the time they were provided or made and such information involves known and unknown risks, uncertainties, including our ability to continue as a going concern, and other factors that may cause the actual results, level of activity, performance or achievements of Jushi, as applicable, to be materially different from any future results, performance or achievements expressed or implied by such forward‐looking information. Such factors include, among others: risks relating to U.S. regulatory landscape and enforcement related to cannabis, including political risks; risks relating to anti‐money laundering laws and regulation; other governmental and environmental regulation; public opinion and perception of the cannabis industry; risks related to the economy generally; risks related to inflation, the rising cost of capital, and stock market instability; risks relating to pandemics and forces of nature; risks related to contracts with third party service providers; risks related to the enforceability of contracts; the limited operating history of Jushi; Jushi's history of operating losses and negative operating cash flows; reliance on the expertise and judgment of senior management of Jushi; risks inherent in an agricultural business; risks related to co‐investment with parties with different interests to Jushi; risks related to proprietary intellectual property and potential infringement by third parties; risks relating to the management of growth; costs associated with Jushi being a publicly-traded company and a U.S. and Canadian filer; increasing competition in the industry; risks associated with cannabis products manufactured for human consumption including potential product recalls; reliance on key inputs, suppliers and skilled labor; reliance on manufacturers and contractors; risks of supply shortages or supply chain disruptions; cybersecurity risks; constraints on marketing products; fraudulent activity by employees, contractors and consultants; tax and insurance related risks; risk of litigation; conflicts of interest; risks relating to certain remedies being limited and the difficulty of enforcing judgments and effecting service outside of Canada; risks related to completed, pending or future acquisitions or dispositions, including potential future impairment of goodwill or intangibles acquired and/or post-closing disputes; sales of a significant amount of shares by existing shareholders; the limited market for securities of the Company; risks related to the continued performance of existing operations in California, Illinois, Massachusetts, Nevada, Ohio, Pennsylvania, and Virginia; risks related to the anticipated openings of additional dispensaries or relocation of existing dispensaries; risks relating to the expansion and optimization of the grower-processor in Pennsylvania, the vertically integrated facilities in Virginia and Massachusetts and the facility in Nevada; risks related to opening new facilities, which is subject to licensing approval; limited research and data relating to cannabis; risks related to challenges from governmental authorities of positions the Company has taken with respect to tax credits; and risks related to the Company’s critical accounting policies and estimates; and these and other risks identified under the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” sections of our most recent Annual Report on Form 10-K and otherwise identified from time to time in our reports and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulators.

Although Jushi has attempted to identify important factors that could cause actual results to differ materially, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such forward‐looking information will prove to be accurate as actual results and future events could differ materially from those anticipated in such information. Accordingly, readers should not place undue reliance on the forward‐looking information contained in this press release or other forward-looking statements made by Jushi. Forward‐looking information is provided and made as of the date of this press release and Jushi does not undertake any obligation to revise or update any forward‐looking information or statements other than as required by applicable law.
Unless the context requires otherwise, references in this press release to “Jushi,” “Company,” “we,” “us” and “our” refer to Jushi Holdings Inc. and our subsidiaries.

For further information, please contact: Investor Relations Contact:
561-617-9100
Investors@jushico.com